EXHIBIT 99.2


                               RECENT DEVELOPMENTS

     Sale of MEC and LSIA. On December 30, 1997, the Company sold its MEC Health Care, Inc. ("MEC") and LSI Acquisition, Inc. ("LSIA") subsidiaries to Vision Twenty-One, Inc. ("Vision 21") in a transaction which was effective as of December 1, 1997. Under the Company's ownership, MEC was a vision managed care company which managed vision care programs for health maintenance organizations
(HMOs) and other insured enrollees and LSIA was a physician practice management company which managed the ophthalmic practice known as the Northern New Jersey Eye Institute ("NNJEI") under a management services agreement. The Company received $6.5 million in cash paid at the closing and 820,085 unregistered shares of Vision 21 common stock, subject to certain post-closing adjustments described below (such shares, the "Vision 21 Shares") and excluding the Company's estimated transaction costs of approximately $400,000. The Vision 21 Shares are to be liquidated on a monthly schedule between February and May 1998 approximately as follows (or sooner, at Vision 21's option): February (21%), March (21%), April (28%), May (30%). As of February 16, 1998, the Company had not received the installment payable on or before February 27, 1998.

     Vision 21 agreed to liquidate the Vision 21 Shares by a public sale pursuant to a registration statement or a private placement, or by its repurchase of the Vision 21 Shares. The Company is entitled to receive at least $6,500,000 but not more than $7,475,000 from the liquidation of the Vision 21 Shares. If the Company has not received the minimum amount (subject to the post-closing adjustments described below) by May 29, 1998, then on such date Vision 21 is to pay the Company the shortfall in cash.

     The Vision 21 Shares represent approximately 6.5% of Vision 21's outstanding common stock (based on its representations to the Company). Vision 21 common stock has traded on the Nasdaq Stock Market since August 18, 1997, the date of Vision 21's initial public offering at a price of $10.00 per share. The market price of Vision 21 common stock has since ranged from a low of $7.00 (on December 29, 1997) to a high of $15.00 (on September 25, 1997). On February 13, 1998, the closing price of Vision 21 common stock was $9.375.

     Although the amount of post-closing adjustments could be as much as $1.5 million, the Company estimates, as of February 17, 1998, that the amount of such adjustments will be approximately $300,000. This preliminary estimate is subject to change and reflects the anticipated effect of the following: The Company is required to reimburse Vision 21 for operating profits for the month of December 1997 generated by MEC and LSIA, negative working capital as of November 30, 1997 of MEC and LSIA less than negative $180,000, if any, and negative net worth as of November 30, 1997 for MEC and LSIA, if any. In addition, if prior to December 31, 1998 Vision 21 does not enter into certain practice management agreements with NNJEI and an affiliated physician, or absent such agreements, if the benefits Vision 21 derives from existing practice management agreements for the period ending December 31, 1998 is less than $133,000, then the Company is required to reimburse Vision 21 for such shortfall on a dollar-for-dollar basis up to a maximum of $500,000.

     Reduction in Foothill Borrowings. On December 30, 1997, the Company used $2.0 million of proceeds from the sale of MEC and LSIA to reduce the principal balance of its term loan with Foothill Capital Corporation, the Company's secured lender ("Foothill") from $4.0 million to $2.0 million. The Company also used approximately $1.5 million of proceeds from the sale to repay the balance under its revolving loan facility with Foothill as of December 30, 1997.

     Restructuring of Foothill Loan Facility. Effective as of December 30, 1997, the Company restructured its agreements with Foothill as follows: The maximum amount available under its revolving loan facility has been reduced from $4.0 million to $2.0 million. In addition, the Company's Vision 21 Shares became part of the collateral that secures the Company's Foothill loan. After the Company has received aggregate gross proceeds of $2.5 million from the liquidation of the Vision 21 Shares, it must apply any additional proceeds to repay its term loan with Foothill, and apply any remaining proceeds to retire any then-outstanding advances under its revolving loan with Foothill. In any event, the Company's term and revolving loans are to be paid in full by June 15, 1998. Until June 16, 1998, Foothill has waived the Company's compliance with the financial covenants contained in the loan agreements.

     Nidek Patent Transaction. On February 10, 1998, the Company closed its transaction (the "Nidek Transaction") with Nidek Co., Ltd., a Japanese surgical and diagnostic products company ("Nidek"). The closing resulted on Nidek's payment of $7.5 million in cash (of which $200,000 was withheld for the payment of Japanese taxes) in exchange for the Company's grant to Nidek of certain rights in certain of the patents that the Company had acquired from International Business Machines Corporation (the "IBM Patents") in August 1997 with the proceeds of the Company's private offering of the Series B Preferred Stock. The Company has transferred to Nidek all rights in those IBM Patents which have been issued in countries outside of the United States (the "Non-U.S. Patents"). In addition, the Company has granted Nidek a non-exclusive license to use the IBM Patents issued in the United States (the "U.S. Patents"). The Company continues to hold the following rights relating to the IBM Patents:

     o A nonexclusive license to use (subject to the payment of a per unit royalty) the Non-U.S. Patents in the ophthalmic field in all countries that issued them.

     o An exclusive to use and sublicense the Non-U.S. Patents in all fields other than the ophthalmic, cardiovascular and vascular areas (subject to a 2% royalty in certain countries).

     o The ownership of the U.S. Patents, subject to (A) non-exclusive licenses granted to Nidek and five ophthalmic laser system producers (including Visx, Summit Technology, Autonomous Technologies, Meditec and Schwind) and (B) an exclusive license to use the IBM Patents in the vascular and cardiovascular fields granted to a third party in September 1997.

     o The right to receive royalties from Visx and Summit Technology equal to 2% of their U.S. revenue from the sale of laser systems that rely on the IBM Patents.

The Nidek Transaction will not affect the rights of other companies to use the IBM Patents in any country covered by existing license agreements.

     The Nidek Transaction is not expected to result in any current gain or loss. It will, however, reduce the Company's amortization expense over the remaining useful life of the Non-U.S. IBM Patents. The Nidek Transaction also will result in approximately $1.2 million of prepaid royalties that will be amortized to income over time.

     Agreements With Preferred Shareholders. In exchange for the consent of the holders of its Series B Preferred Stock that the Company needed to obtain to be able to complete the Nidek Transaction, the Company entered into the following agreement with such preferred holders:

     o The Company deposited $4.2 million of the Nidek Transaction proceeds into a blocked account for the exclusive benefit of the preferred holders. (The $3.1 million remainder of the $7.3 million of the Nidek Transaction proceeds remained available for general corporate purposes after payment of transaction expenses estimated at $100,000.)

     o The preferred holders received an option to sell to the Company (the "Put Option") up to 351 shares of Series B Preferred Stock (representing an aggregate face amount of $3,510,000, based on the $10,000 per share issue price of the Series B Preferred Stock) at any time or times during the 150-day period between February 10 and July 10, 1998. (The Put Option does not affect the right of the preferred holders to convert their shares into Common Stock. See Note 1 to the table under "Risk Factors and Other Uncertainties--Potentially Unlimited Number of Series B Conversion Shares Issuable.")

     o The Company received an option to buy from the preferred stockholders (the "Call Option") the same amount of Series B Preferred Stock at any time or times during the 60-day period between May 12 and July 10, 1998. (The original terms of the Series B Preferred Stock had provided the Company an option to redeem a portion of such Stock, but that option expired in January 1998.)

     o The purchase price under both the Put Option and the Call Option is 120% of the $10,000 per share face amount of the Series B Preferred Stock to be purchased. Thus, if either or both Options are exercised as to all 351 shares of Series B Preferred Stock subject to them, the aggregate purchase price would be $4,212,000.

     o The due date for the Company's payment of approximately $309,000 to certain of the preferred holders as a result of a two-month delay in the effectiveness of a registration statement covering the resale of Series B Conversion Shares and Series B Warrant Shares was extended from February 2 to March 4, 1998.

     Redemptions of Series B Preferred Stock. In October 1997, the Company redeemed 305 shares of Series B Preferred Stock at an aggregate price of $3,172,000 (including a premium of $122,000 or 4% of the $10,000 per share face amount). This redemption reduced the number of shares of Series B Preferred Stock from the 1,600 shares issued in August 1997 to 1,295 shares. Pursuant to exercises of the Put Option by certain of the preferred holders through February 17, 1998, the Company will redeem an additional 242 shares of Series B Preferred Stock on or before March 3, 1998 at an aggregate price of $2,904,000, including a 20% premium of $484,000. Following this redemption, 1,053 shares of Series B Preferred Stock will remain outstanding, of which 109 shares will remain subject to the preferred holders' Put Option and the Company's Call Option. The aggregate redemption price of such 109 shares is $1,308,000, including a 20% redemption premium of $218,000. Such redemptions have, or will be, funded from a blocked account established for the exclusive benefit of the holders of the Series B Preferred Stock, as required by the agreements the Company entered into with such holders in August 1997.

     All redemption premiums paid will be treated as a dividend on the Series B Preferred Stock for accounting purposes and will, therefore, increase the loss (or decrease any income) available to holders of Common Stock for the fiscal period in which the redemption occurs.

     FDA Regulatory Update. On February 13, 1998, the Ophthalmic Devices Panel of the U.S. Food and Drug Administration ("FDA") determined that a premarket approval application (PMA) for an excimer laser presented by Dr. Frederic Kremer was not approvable at that time due to specific deficiencies which the FDA will specify in a subsequent letter to Dr. Kremer. The FDA staff will review additional information to be submitted in response to such letter, with no further panel review required. Dr. Kremer's application is for a single-site usage and encompasses the treatment of myopia (nearsightedness) and myopic astigmatism (nearsightedness with additional blurriness), specifically Laser In-Situ Keratomileusis (LASIK). In July 1997, the Company acquired the right to manufacture and commercialize Dr. Kremer's laser if it is approved by the FDA for commercial use. The FDA's action is unrelated to the separate PMA which the Company expects to submit later this year for its scanning laser systems.


                      RISK FACTORS AND OTHER UNCERTAINTIES

     The information in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (collectively, the "Periodic Reports") and in this Current Report on Form 8-K contains forward-looking statements, as indicated by words such as "anticipates," "expects," "believes," "estimates,"
"intends," "projects" and "likely," by statements of the Company's plans, intentions and objectives, or by any statements as to future economic performance. Forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from those described in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the factors discussed below. The discussion below updates and supersedes the information contained in the section captioned "Management's Discussion and Analysis--Uncertainties and Other Issues" in the Company's previous Periodic Reports and in the section captioned "Risk Factors" in its prospectuses relating to registration statements under the Securities Act of 1933.

     Potential Obligation to Redeem Preferred Stock if Stockholder Approvals Not Obtained. Effective after February 28, 1998, any holder of the Company's Series B Convertible Participating Preferred Stock, $.001 par value (the "Series B Preferred Stock") can require the Company to redeem a portion of such holder's Series B Preferred Stock for cash in an amount per share equal to the Special Redemption Price (as defined below) if the Company's shareholders have not on or before such date approved both the possible issuance of an indefinite number of shares of Common Stock upon the conversion of the Company's Series B Preferred Stock (such shares of Common Stock, the "Series B Conversion Shares") and the amendment of the Company's certificate of incorporation to increase the number of shares of Common Stock that the Company is authorized to issue. (The shareholder approval deadline had originally been December 26, 1997, but was extended by all of the holders of Series B Preferred Stock. There can be no assurance as to whether or on what terms the Company could obtain another extension of this deadline.) For this purpose, the Special Redemption Price would equal the liquidation preference of $10,000 per share multiplied by the greater of (i) 1.25 or (ii) a fraction, the numerator of which would equal the highest closing bid price of the Common Stock during the period beginning 10 trading days before the redemption date and ending five business days after such date, and the denominator of which would equal the Conversion Price (as herein defined) that would have been applicable if the preferred shares had been converted as of the redemption date. The fraction described in the preceding sentence will depend on market prices of the Common Stock and could significantly exceed 1.25.

     If shares of the Series B Preferred Stock were to become redeemable because the required shareholder approvals had not been obtained and the preferred holders were to demand the redemption of such shares to the maximum extent possible, the Company's estimated redemption obligation would equal at least $12.5 million (including a premium of 25% or approximately $2.5 million), based on the average of the three lowest closing bid prices of the Common Stock during the 20-trading day period preceding February 17, 1998 ($2.666667). The Special Redemption Price would be greater to the extent that (x) the highest closing bid price of the Common Stock during the period beginning 10 trading days before the redemption date and ending five business days after such date is more than 25% greater than the Conversion Price that would have been applicable if the preferred shares had been converted instead of redeemed (in which case the Special Redemption Price would be determined pursuant to clause (ii) of the next-to-last sentence of the preceding paragraph), or (y) the required redemption were to occur more than five business days after the Company's receipt of a conversion demand (in which case interest would begin to accrue on the redemption amount at an annual rate equal to the prime rate plus 5%). The Company does not have the financial resources to pay a redemption price of $12.5 million. In addition, a required redemption of any shares of Series B Preferred Stock (other than pursuant to the Call Option or Put Option) would cause a default under the Company's credit facility with Foothill that would entitle Foothill to make the Company's Foothill debt payable immediately instead of on its maturity date (June 15, 1998).

     Obligation to Redeem Preferred Stock if Series B Conversion Shares and Series B Warrant Shares Not Registered for Resale or Certain Payments Not Made. Any holder of Series B Preferred Stock could require the redemption of all or a portion of its shares for cash at the Special Redemption Price under any of the following circumstances:

     * If the Company fails to maintain the effectiveness of its registration statement under the Securities Act of 1933 (the "Securities Act") relating to the resale of the Series B Conversion Shares and the Common Stock issuable upon the exercise of warrants (such shares, the "Series B Warrant Shares") issued in connection with the Company's private placement of the Series B Preferred Stock in August 1997 by the holders thereof; or

     * If the Company becomes required to register additional Series B Conversion Shares under the Securities Act, but for any reason fails to have a registration statement relating to such shares declared effective by the Securities and Exchange Commission within 30 days after such requirement first arises.

     * If the Company fails to pay on or before March 4, 1998 approximately $309,000 due to certain of the holders of the Series B Preferred Stock as a result of the Company's registration statement relating to the resale of the Series B Conversion Shares and the Series B Warrant
         Shares having become effective on January 26, 1998 rather than on or before November 26, 1997.

     Potentially Unlimited Number of Series B Conversion Shares Issuable. There is no limit on the number of Series B Conversion Shares issuable in connection with the conversions of Series B Preferred Stock, subject only to the satisfaction of certain shareholder approval requirements. The maximum number of Series B Conversion Shares that could be issued will increase in the event of a decline in the market price of the Common Stock. The table below illustrates how changes in the market price of the Common Stock could effect the number of Series B Conversion Shares issuable:

         Assumed                 Number of              As % of Common Shares
       Conversion           Series B Conversion          Assumed Outstanding
        Price (1)             Shares Issuable           After Conversion (2)
        ---------             ---------------           --------------------

          $0.50                 21,060,000                      67.8%
          $1.00                 10,530,000                      51.3%
          $2.00                  5,265,000                      34.5%
          $2.666667 (3)          3,948,750                      28.3%
          $3.00                  3,510,000                      26.0%
          $4.00                  2,632,500                      20.9%
          $5.00                  2,106,000                      17.4%
          $6.00                  1,755,000                      14.9%
          $6.68 (4)              1,576,347                      13.6%


     (1) Equals the lesser of (A) $6.68 or (B) the average of the three lowest closing bid prices of the Common Stock during the 20 trading days (30 trading days if the average closing bid price of the Common Stock during the five consecutive trading days ending on February 25, 1998 is less than $5.1375 per share) immediately preceding the applicable conversion date.

     (2) Assumes that the number of shares of Common Stock outstanding at the time of conversion equals the 9,984,672 shares outstanding on February 17, 1998 plus the number of shares issuable in connection with such conversion. Also assumes the conversion (at the Conversion Price indicated) of all 1,053 shares of Series B Preferred Stock considered outstanding as of such date, after giving effect to the 242 shares that have been scheduled for redemption within 10 or fewer business days after such date.

     (3) Equals the Conversion Price that would have been applicable if all 1,053 shares of the Series B Preferred Stock considered outstanding as of February 17, 1998 (after giving effect to the 242 shares that have been scheduled for redemption within 10 or fewer business days after such date) had been converted as of such date.

     (4) The maximum Conversion Price.


     Shares Eligible For Future Sale. Except as provided below, substantially all of the Company's outstanding Common Stock (9,984,672 shares as of February 16, 1998) is freely tradeable without restriction or further registration under the Securities Act, unless such shares are held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The shares of Common Stock listed below are "restricted securities." Restricted securities may be sold in the public market only if they have been registered under the Securities Act or if their sales qualify for Rule 144 or another available exemption from the registration requirements of the Securities Act.

     * An aggregate of 1,995,534 Series B Conversion Shares and Series B Warrant Shares will be freely tradeable following their issuance and their sale pursuant to the prospectus included in the Company's registration statement that became effective on January 26, 1998. Additional Series B Conversion Shares and Series B Warrant Shares may become freely tradeable if the Company's stockholders approve certain proposals to be presented at a special meeting of the Company's shareholders scheduled for February 27, 1998. If, as of February 17, 1998, such approvals had been obtained and all Series B Warrant Shares and all Series B Conversion Shares had been issued as of such date, an additional 2,743,216 shares of Common Stock would have been eligible for sale pursuant to such prospectus. The actual number of such additional shares will depend on future events, especially the market prices of the Common Stock and the timing of the conversion decisions of the holders of Series B Preferred Stock, and will increase if the market price of the Common Stock decreases relative to its level during the 20- (or under certain circumstances 30-) trading day period immediately prior to February 17, 1998 and will decrease if the market price of the Common Stock increases relative to its level during such period (but only up to $6.68 per share).

     * The 535,515 shares in an unregistered acquisition transaction in July 1997 (the "Photomed Shares") have become freely-tradeable, subject only to a prospectus delivery requirement.

     * The 625,000 shares issued in March 1997 to the former shareholders and option holders of the Company's LaserSight Centers subsidiary (the "Centers Shares") will become eligible for sale in the public market on or after March 14, 1998 in accordance with the requirements of Rule 144.

     * Other shares of Common Stock (the "Other Shares") which the Company may be required to issue in the future may become eligible for resale pursuant to Rule 144, the exercise of registration rights, or otherwise. See "Possible Dilutive Issuance of Common Stock--NNJEI; --LaserSight Centers and Florida Laser Partners; --The Farris Group."

Sales, or the possibility of sales, of the Series B Conversion Shares, Series B Warrant Shares, Photomed Shares, Centers Shares, or Other Shares, whether pursuant to a prospectus, Rule 144 or otherwise, could depress the market price of the Common Stock.

     Past and Expected Future Losses and Operating Cash Flow Deficits; No Assurance of Future Profits or Positive Operating Cash Flows. The Company incurred losses of $4.1 million and $5.5 million during 1996 and the first nine months of 1997, respectively. During such 1996 and 1997 periods, the Company had a deficit in cash flow from operations of $4.2 million and $3.0 million, respectively. Although the Company achieved profitability during 1995 and 1994, it had a deficit in cash flow from operations of $1.9 million during 1995. In addition, the Company incurred losses in 1991 through 1993. As of September 30, 1997, the Company had an accumulated deficit of $10.1 million. The Company expects to report a loss and a deficit in cash flow from operations for the fourth quarter of 1997 and the first quarter of 1998. Under the terms of the Company's sale of its MEC and LSIA subsidiaries on December 30, 1997, the operating income of such subsidiaries ceased to be for the account of the Company effective after November 30, 1997. As a result, the Company's loss and deficit in cash flow from operations for the fourth quarter of 1997 have been, and its losses and deficits in cash flow from operations in future periods may be, greater than if the Company had not sold MEC and LSIA. There can be no assurance that the Company can regain or sustain profitability or positive operating cash flow.

     Uncollectible Receivables Could Exceed Reserves. At September 30, 1997, the Company's trade accounts and notes receivable aggregated approximately $11,090,000, net of total allowances for collection losses and returns of approximately $1,650,500. Accrued commissions, the payment of which generally depends on the collection of such net trade accounts and notes receivable, aggregated approximately $1,551,000 at September 30, 1997. At December 31, 1996, the Company had restructured laser customer accounts in the aggregate amount of approximately $1,785,000 (14.5% of the gross receivables as of such date), resulting in the extension of the original payment terms by periods ranging from

12 to 60 months. The Company's liquidity and operating cash flow will be adversely affected if additional extensions become necessary in the future. Exposure to collection losses on receivables is principally dependent on the Company's customers ongoing financial condition and their ability to generate revenues from the Company's laser systems. Approximately 87% of net receivables at September 30, 1997 relate to international accounts. The Company expects this percentage to increase as a result of the Company's December 1997 sale of its MEC and LSIA subsidiaries (substantially all of whose receivables related to U.S. accounts). See "Recent Developments--Sale of MEC and LSIA." The Company's ability to evaluate the financial condition and revenue generating ability of its prospective customers located outside of the United States is generally more limited than for customers located in the United States. Although the Company monitors the status of its receivables and maintains a reserve for estimated losses, there can be no assurance that the Company's reserves for estimated losses ($1,393,000 at September 30, 1997) will be sufficient to cover actual write-offs over time. Actual write-offs that materially exceed amounts reserved could have a material adverse effect on the Company's consolidated financial condition and results of operations.

     Potential Liquidity Problems. During the quarter ended September 30, 1997, the Company experienced a $2.2 million deficit in cash flow from operations (73% of the year-to-date deficit), largely resulting from the low level of laser system sales and the increase in the Company's research, development and regulatory expenses. During the quarter, the Company also experienced significant decreases in the amount of working capital (from $6.4 million to $4.5 million) and cash and cash equivalents (from $3.1 million to $1.2 million). As of December 31, 1997, the Company's cash and cash equivalents amounted to approximately $3.8 million. The Company expects that any improvements in cash flow from operations will depend on, among other things, the Company's ability to market, produce and sell its new LaserScan LSX laser systems and its A*D*K (Automated Disposable Keratome) product on a commercial basis. See "--New Products" and "--Minimum Payments Under A*D*K License Agreement" below. As of February 16, 1998, the LSX laser system had not made any significant contribution to the Company's revenue. Although the Company had targeted the first A*D*K shipments by the end of January, the Company now expects to begin to ship the A*D*K on a commercial basis in early- to mid-1998. Subject to these factors, the Company believes that its balances of cash and cash equivalents, together with expected operating cash flows and the availability of up to $2.0 million under its revolving credit facility with Foothill will be sufficient to fund its anticipated working capital requirements for the next six months based on anticipated collection of receivables. However, if the Company does not collect timely a material portion of current receivables, experiences significant further delays in the shipment of its LaserScan LSX or A*D*K or experiences less market demand for such products than it anticipates, the Company's liquidity could be materially adversely affected.

     Uncertainty Regarding Availability or Terms of Capital to Satisfy Possible Additional Needs. The Company may need additional capital, including to fund the following:

     * Any future negative cash flow from operations or the repayment on or before June 15, 1998 of any amounts borrowed under the Company's revolving credit facility with Foothill to finance such negative cash flow.

     * Approximately $309,000 payable to certain holders of the Series B Preferred Stock on or before March 4, 1998 as a result of the delay in the completion of registration of the Series B Conversion Shares and the Series B Warrant Shares under the Securities Act after the November 27, 1997 deadline specified in an agreement between the Company and such holders.

     * Certain cash payment obligations under the Company's LASIK Pre-Market Approval ("PMA") application acquisition agreement of July 1997 with Photomed, Inc. ("Photomed"). Such cash payment obligations include (i) $1.75 million payable if the FDA approves the LASIK PMA application for commercial sale before July 29, 1998 and (ii) if the FDA approves the Company's scanning laser for commercial sale in the U.S. before January 1, 1999, $3,663 for each day (or approximately $110,000 for each month) between the date of such approval and January 1, 1999, subject to a maximum of $1.0 million.

     * Additional working capital necessary to develop a production line a LASIK laser system and to obtain the GMP (Good Manufacturing Practice) clearance from the FDA that is required for the commercial sale of the LASIK laser system.

     * Additional working capital necessary to support the commercial introduction of its laser systems into the U.S. market after receiving FDA approval. (The Company believes the earliest these expenses might occur is the second half of 1998.)

In addition, the Company may seek alternative sources of capital to fund its product development activities and to consummate future strategic acquisitions.

     Except for additional borrowing available (as of January 31, 1998, up to $2.0 million) under its revolving credit facility with Foothill through June 15, 1998 and an aggregate of approximately $6.5 million (subject to certain post-closing adjustments) scheduled to be received in increasing monthly installments from February through May of 1998 from the sale or redemption of shares of the common stock of Vision 21 received by the Company in connection with its December 1997 sale of MEC and LSIA (see "Recent Developments--Sale of MEC and LSIA"), the Company has no commitments or proposals from third parties to supply additional capital, and there can be no assurance as to whether or on what terms the Company could obtain additional capital. On December 30, 1997, the Company and Foothill amended the Foothill loan facility (i) to make the term loan ($2.0 million at December 31, 1997) payable in full on June 15, 1998 (rather than in monthly installments of $1.33 million beginning on May 1, 1998) and (b) to make availability of all borrowings under the revolving loan facility terminate on June 15, 1998 (rather than declining by $1.33 million per month beginning on August 1, 1998).

     To the extent that the Company satisfies its future financing requirements through the sale of equity securities, holders of Common Stock may experience significant dilution in earnings per share and in net book value per share. Such dilution may be more significant if the Company were to sell additional preferred stock with a conversion price linked to the market price of the Common Stock at the time of conversion (as is the case with the Series B Preferred Stock). The Foothill financing or other debt financing could result in a substantial portion of the Company's cash flow from operations being dedicated to the payment of principal and interest on such indebtedness and may render the Company more vulnerable to competitive pressures and economic downturns. If the Company cannot obtain additional capital on satisfactory terms, it may be required to sell additional assets.

     Adverse Consequences if Company Cannot Receive Agreed-Upon Value of Its Vision 21 Shares. As described in more detail above under "Recent Developments--Sale of MEC and LSIA," Vision 21 has agreed to pay to the Company on May 29, 1998 an amount equal to the amount (the "Shortfall Payment"), if any, by which the gross proceeds of sales of shares of Vision 21 stock received by the Company in connection with its sale of MEC and LSIA fall short of $6.5 million (subject to certain post-closing adjustments). Both the value of the

Vision 21 Shares and the ability of Vision 21 to make the Shortfall Payment (if any is required) is subject to risks, including without limitation the risks disclosed in Vision 21's filings with the Securities and Exchange Commission ("SEC"). Copies of such filings can be obtained, upon payment of prescribed fees, at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or from the SEC's Web site containing information filed electronically with the SEC. The address of such site is http://www.sec.gov. The Company takes no responsibility for any information included in or omitted from any SEC filing by Vision 21. Such filings are not part of this document and are not incorporated by reference herein. To the extent that the liquidation of the Company's Vision 21 stock does not occur according to the schedule specified in the Company's agreement with Vision 21, or any required Shortfall Payment is not paid when due, the Company's liquidity and financial condition may be materially adversely affected.

     Possible Dilutive Issuance of Common Stock--LaserSight Centers and Florida Laser Partners. Based on previously-reported agreements entered into in 1993 in connection with the Company's acquisition of LaserSight Centers (the Company's development-stage subsidiary) and modified in July 1995 and March 1997, the Company is obligated as follows:

     * To issue to the former shareholders and option holders (including two trusts related to the Chairman of the Board of the Company and certain former officers and directors of the Company) of LaserSight Centers, up to 600,000 unregistered shares of Common Stock (the "Centers Contingent Shares") based on the Company's pre-tax operating income through March 2002 from performing PRK, PTK or other refractive laser surgical procedures. The Centers Contingent Shares are issuable at the rate of one share per $4.00 of such operating income.

     * To pay to a partnership whose partners include the Chairman of the Board of the Company and certain former officers and directors of the Company a royalty of up to $43 (payable in cash or shares of Common Stock (the "Royalty Shares"), for each eye on which a laser refractive optical surgical procedure is conducted on an excimer laser system owned or operated by LaserSight Centers or its affiliates. Royalties do not begin to accrue until the earlier of March 2002 or the delivery of all of the 600,000 Centers Contingent Shares.

As of December 31, 1997, the Company had not accrued any obligation to issue Centers Contingent Shares or Royalty Shares. There can be no assurance that any issuance of Centers Contingent Shares or Royalty Shares will be accompanied by an increase in the Company's per share operating results. The Company is not obligated to pursue strategies that may result in the issuance of Centers Contingent Shares or Royalty Shares. It may be in the interest of the Chairman of the Board for the Company to pursue business strategies that maximize the issuance of Centers Contingent Shares and Royalty Shares.

     Possible Dilutive Issuance of Common Stock--The Farris Group. To the extent that the Company's MRF, Inc. (The Farris Group) subsidiary achieves certain pre-tax income targets during 1998, the earnout provisions of the Company's agreement for the acquisition of the Farris Group in 1994 would require the Company to issue to the former owner of such company (Mr. Michael R. Farris, the President and Chief Executive Officer of the Company) up to 343,000 shares of Common Stock (the "Farris Contingent Shares"). There can be no assurance that any issuance of Farris Contingent Shares will be accompanied by an increase in the Company's per share operating results.

     Possible Dilutive Issuance of Common Stock--Photomed. In connection with its acquisition in July 1997 of the rights to the PMA application filed with the FDA for a LASIK laser, the Company issued 535,515 shares of Common Stock. The

Company also agreed that, if the FDA approves a LaserSight-manufactured laser system for general commercial use in the treatment of hyperopia (farsightedness) after having approved the Company's LASIK PMA application for commercial sale, then the Company would be required to issue additional shares of Common Stock with a market value of $1.0 million (based on the average closing price of the Common Stock during the preceding 10-day period). If such market value had been computed as of February 17, 1998, the number of additional shares issuable would have been approximately 340,000. Depending on whether and when such FDA approval is received and on the market price of the Common Stock at the time of any such approval, the actual number of additional shares issuable could be more (but not more than permitted under the listing rules of The NASDAQ Stock Market) or less than this number.

     Possible Dilutive Issuance of Common Stock--NNJEI. In connection with the acquisition of the assets of NNJEI by the Company's LSIA subsidiary in July 1996, the Company agreed to issue up to 102,798 additional shares of Common Stock if average closing price of the Common Stock during the 10-day period immediately preceding July 15, 1998 is less than $15 per share. All 102,798 shares will be issuable unless such average closing price is more than $10 per share. The Company's recent sale of LSIA (see "Recent Developments--Sale of MEC and LSIA") does not affect this contingent obligation.

     Acquisition- and Financing-Related Contingent Commitments to Issue Additional Common Shares. The Company may from time to time include in future acquisitions and financings provisions which would require the Company to issue additional shares of its Common Stock a future date based on the market price of the Common Stock at such date. Persons who are the beneficiaries of such provisions effectively receive some protection from declines in the market price of the Common Stock, but other shareholders of the Company will incur additional dilution of their ownership interest in the event of a decline in the price of the Common Stock. The factors to be considered by the Company in including such provisions may include the Company's cash resources, the trading history of Common Stock, the negotiating position of the selling party or the investors, as applicable, and the extent to which the Company estimates that the expected benefit from the acquisition or financing exceeds the expected dilutive effect of the price-protection provision.

     Dependence on Key Personnel. The Company is dependent on its executive officers and other key employees, especially Michael R. Farris, its President and Chief Executive Officer, and J. Richard Crowley, the President of its LaserSight Technologies subsidiary. A loss of one or more such officers or key employees, especially of Mr. Farris or Mr. Crowley, could have a material adverse effect on the Company's business. The Company does not carry "key man" insurance on Mr. Farris, Mr. Crowley or any other officers or key employees.

     Risks Associated with Past and Possible Future Acquisitions. The Company has made several significant acquisitions since 1994, including MRF in 1994, Photomed in 1997, and its acquisition of certain laser patents (the "IBM Patents") from International Business Machines Corporation ("IBM") in August 1997. These acquisitions, as well as any future acquisition, may not achieve adequate levels of revenue, profitability or productivity or may not otherwise perform as expected. Acquisitions involve special risks, including unanticipated liabilities and contingencies, diversion of management attention and possible adverse effects on operating results resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired businesses. Although the Company is currently focusing on its existing operations, the future ability of the Company to achieve growth through acquisitions will depend on a number of factors, including the availability of attractive acquisition opportunities, the availability of funds needed to complete acquisitions, the availability of working capital needed to fund the operations of acquired businesses and the effect of existing and emerging competition on operations. Should additional acquisitions be sought, there can be no assurance that the Company will be able to successfully identify additional suitable acquisition candidates, complete additional acquisitions or integrate acquired businesses into its operations.

     Amortization of Significant Intangible Assets. Of the Company's total assets at September 30, 1997, approximately $31.1 million (57%) were intangible assets, of which approximately $14.8 million reflects goodwill (which is being amortized using an estimated life ranging from 12 to 25 years), approximately $11.5 million reflects the cost of patents (which is being amortized over a period ranging from 8 to 17 years), and approximately $4.8 million reflects the cost of licenses and technology acquired (which is being amortized over a period ranging from 31 months to 12 years). The Company's sale of MEC and LSIA in December 1997 (see "Recent Developments--Sale of MEC and LSIA") reduced such intangible assets by approximately $7.5 million. Intangible assets were further decreased by approximately $6 million upon the February 1998 closing of the Company's patent agreement with Nidek. See "Recent Developments--Nidek Patent Transactions." Goodwill is an intangible asset that represents the difference between the total purchase price of the acquisitions and the amount of such purchase price allocated to the fair value of the net assets acquired. Goodwill and other intangibles are amortized over a period of time, with the amount amortized in a particular period constituting a non-cash expense that reduces the Company's net income (or increases the Company's net loss) in that period. A reduction in net income resulting from the amortization of goodwill and other intangibles may have an adverse impact upon the market price of the Common Stock. In addition, in the event of a sale or liquidation of the Company or its assets, there can be no assurance that the value of such intangible assets would be recovered.

     In accordance with SFAS 121, the Company reviews intangible assets for impairment whenever events or changes in circumstances, including a history of operating or cash flow losses, indicate that the carrying amount of an asset may not be recoverable. In such cases, the carrying amount of the asset is compared to the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset, an impairment loss will be computed and recognized in accordance with SFAS 121. Expected cash flows are based on factors including historical results, current operating budgets and projections, industry trends and expectations, and competition.

     Year 2000 Concerns. The Company believes that it has prepared its computer systems and related applications to accommodate date-sensitive information relating to the Year 2000. The Company expects that any additional costs related to ensuring such systems to be Year 2000-compliant will not be material to the financial condition or results of operations of the Company. Such costs will be expensed as incurred. In addition, the Company is discussing with its vendors the possibility of any interface difficulties which may affect the Company. To date, no significant concerns have been identified. However, there can be no assurance that no Year 2000-related operating problems or expenses will arise with the Company's computer systems and software or in their interface with the computer systems and software of the Company's vendors.

     Government Regulation. The Company's laser products are subject to strict governmental regulations which materially affect the Company's ability to manufacture and market these products and directly impact the Company's overall prospects. All laser devices to be marketed in interstate commerce are subject to the laser regulations required by the Radiation Control for Health and Safety Act, as administered by the FDA. Such Act imposes design and performance standards, labeling and reporting requirements, and submission conditions in advance of marketing for all medical laser products. The Company's laser systems produced for medical use require pre-market approval (PMA) by the FDA before they can be marketed in the United States. Each separate medical device requires a separate FDA submission, and specific protocols have to be submitted to the FDA for each claim made for each medical device. In addition, laser products marketed in foreign countries are often subject to local laws governing health product development processes which may impose additional costs for overseas product development. The Company cannot determine the costs or time it will take to complete the approval process and the related clinical testing for its medical laser products. Future legislative or administrative requirements in the United States, or elsewhere, may adversely affect the Company's ability to obtain or retain regulatory approval for its laser products. The failure to obtain required approvals on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has completed clinical studies in Phase 2a and 2b for PRK. Such data were presented to the FDA and on September 17, 1997 the Company was granted permission to expand into Phase 3 Myopic PRK studies. The Phase 3 PRK clinical investigation is now under way. The Company is also conducting a Phase 2 trial for PARK (Photo-Astigmatic Refractive Keratectomy). The FDA has informed the Company that it may combine the results from all its studies in its PMA application. That application is being prepared for submission in early 1998. The Company also has an Investigational Device Exemption approved by the FDA for the treatment of glaucoma by laser trabeculodissection. The Company has recently completed a Phase 1 study in blind eyes and will submit the results to the FDA to request expansion into a small population of sighted glaucoma patients.

     The Company received a 510(k) clearance from the FDA for its recently-announced A*D*K on January 19, 1998, thereby allowing the A*D*K to be sold and used on a commercial basis in the U.S. Commercial shipments of the A*D*K had not yet begun as of February 17, 1998.

     Uncertainty Concerning Patents--International. Should LaserSight Technologies' lasers infringe upon any valid and enforceable patents in international markets, then LaserSight Technologies may be required to obtain licenses for such patents. Should such licenses not be obtained, LaserSight Technologies might be prohibited from manufacturing or marketing its PRK-UV lasers in those countries where patents are in effect. The Company's international sales accounted for 47% and 42%, of the Company's total revenues during 1996 and the nine months ended September 30, 1997, respectively. The Company expects such percentages to increase in future periods as a result of its recent sales of MEC and LSIA. See "Recent Developments--Sale of MEC and LSIA."

     Uncertainty Concerning Patents--U.S. Should LaserSight Technologies' lasers infringe upon any valid and enforceable patents held by Pillar Point Partners (a partnership of which the general partners are subsidiaries of Visx and Summit Technologies) in the U.S., then LaserSight Technologies may be required to obtain a license for such patents. In connection with its March 1996 settlement of litigation with Pillar Point Partners, the Company agreed to notify Pillar Point Partners before the Company begins manufacturing or selling its laser systems in the United States. Should such licenses be required but not obtained, LaserSight Technologies might be prohibited from manufacturing or marketing its PRK-UV lasers in the U.S.

     Competition. The vision correction industry is subject to intense, increasing competition. The Company competes against both alternative and traditional medical technologies (such as eyeglasses, contact lenses and radial keratotomy ("RK")) and other laser manufacturers. Many of the Company's competitors have existing products and distribution systems in the marketplace and are substantially larger, better financed, and better known. A number of lasers manufactured by other companies have either received, or are much further advanced in the process of receiving, FDA approval for specific procedures, and, accordingly, may have or develop a higher level of acceptance in some markets than the Company's lasers. The entry of new competitors into the markets for the Company's products could cause downward pressure on the prices of such products and a material adverse effect on Company's business, financial condition and results of operations.

     Technological Change. Technological developments in the medical and laser industries are expected to continue at a rapid pace. Newer technologies and surgical techniques could be developed which may offer better performance than the Company's laser systems. The success of any competing alternatives to PRK could have a material adverse effect on the Company's business, financial condition and results of operations.

     New Products. The Company may experience difficulties that could further delay or prevent the successful development, introduction and marketing of its new LaserScan LSX excimer laser, its recently-announced A*D*K, and other new products and enhancements, or that its new products and enhancements will be accepted in the marketplace. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently-introduced technology and products are subject to a high level of uncertainty. In addition, announcements of new products (whether for sale in the near future or at some later date) may cause customers to defer purchasing existing Company products.

     Minimum Payments Under A*D*K License Agreement. In addition to the risks relating to the introduction of any new product (see "--New Products") above, the Company's recently-announced A*D*K is subject to the risk that the Company is required to make certain minimum payments to the licensors under its limited exclusive license agreement relating to the A*D*K. Under that agreement, the Company is required to pay a total of $300,000 in two installments due six and 12 months after the date of the Company's receipt of completed limited production molds for the A*D*K. The Company expects to receive such molds in the near future. In addition, commencing seven months after such date, the Company royalty payments (50% of its gross profits from A*D*K sales) will become subject to a minimum of $400,000 per quarter.

     Uncertainty of Market Acceptance of Laser-Based Eye Treatment. The Company believes that its achievement of profitability and growth will depend in part upon broad acceptance of PRK or LASIK in the United States and other countries. There can be no assurance that PRK or LASIK will be accepted by either the ophthalmologists or the public as an alternative to existing methods of treating refractive vision disorders. The acceptance of PRK and LASIK may be affected adversely by their cost, possible concerns relating to safety and efficacy, general resistance to surgery, the effectiveness and lower cost of alternative methods of correcting refractive vision disorders, the lack of long-term follow-up data, the possibility of unknown side effects, the lack of third-party reimbursement for the procedures, any future unfavorable publicity involving patient outcomes from use of PRK or LASIK systems, and the possible shortages of ophthalmologists trained in the procedures. The failure of PRK or LASIK to achieve broad market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations.

     International Sales. International sales may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, difficulties in staffing and coordinating communications among and managing international operations. Additionally, the Company's business, financial condition and international results of operations may be adversely affected by increases in duty rates, difficulties in obtaining export licenses, ability to maintain or increase prices, and competition. To date, all sales made by the Company have been denominated in U.S. dollars. Due to its export sales, however, the Company is subject to currency exchange rate fluctuations in the U.S. dollar, which could increase the price in local currencies of the Company's products. This could in turn result in longer payment cycles and greater difficulty in collection of receivables. See "--Receivables" above. Although the Company has not experienced any material adverse effect on its operations as a result of such regulatory, political and other factors, such factors may have a material adverse effect on the Company's operations in the future or require the Company to modify its business practices.

     Potential Product Liability Claims; Limited Insurance. As a producer of medical devices, the Company may face liability for damages to users of such devices in the event of product failure. The testing and use of human care products entails an inherent risk of negligence or other action. An award of damages in excess of the Company's insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. While the Company maintains product liability insurance, there can be no assurance that any such liability of the Company will be included within its insurance coverage or that damages will not exceed the limits of its coverage. The Company's insurance coverage is limited to $6,000,000, including up to $5,000,000 of coverage under an excess liability policy.

     Supplier Risks. The Company contracts with third parties for certain components used in its lasers. Several of these components are provided by a single vendor. If any of these sole-source suppliers were to cease providing components to the Company, the Company would have to locate and contract with a substitute supplier, and there can be no assurances that such substitute supplier could be located and qualified in a timely manner or could provide required components on commercially reasonable terms. An interruption in the supply of laser components could have a material adverse effect on the Company's business, financial condition and results of operations.

     No Backlog; Concentration of Sales at End of Quarter. The Company has historically operated with little or no backlog because its products are generally shipped as orders are received. Historically, the Company has received and shipped a significant portion of its orders for a particular quarter near the end of the quarter. As a result, the Company's operating results for any quarter often depend on orders received and laser systems shipped late in that quarter. Any delay in such orders or shipments may cause a significant fluctuation in period-to-period operating results.